Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements: (1) the Registration Statement (Form S-8 No. 333-160429) pertaining to the AirTran Holdings, Inc. Long Term Incentive Plan, (2) the Registration Statement (Form  S-8 No. 333-127595) pertaining to the AirTran Holdings, Inc. Amended and Restated 2002 Long Term Incentive Plan, (3) the Registration Statement (Form S-8 No. 333-103209) pertaining to the AirTran Holdings, Inc. 2002 Long-Term Incentive Plan, (4) the Registration Statement (Form S-3 No. 333-164379) of AirTran Holdings, Inc. and the related Prospectus and (5) the Proxy Statement of AirTran Holdings, Inc. that is made a part of the Registration Statement (Form S-4 No. 333-170742) and related Prospectus of Southwest Airlines Co. for the registration of approximately 58 million shares of its common stock, of our reports dated February 4, 2011, with respect to the consolidated financial statements of AirTran Holdings, Inc. and the effectiveness of internal control over financial reporting of AirTran Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Orlando, Florida
February 4, 2011